UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 15, 2011

MEMC Electronic Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)
501 Pearl Drive (City of O'Fallon) St. Peters, Missouri (Address of principal executive offices)		63376 (Zip Code)
(636) 474-5000 (Registrant's telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                Entry into a Material Definitive Agreement.

On February 15, 2011, MEMC Singapore Pte. Ltd., a wholly-owned indirect subsidiary of MEMC Electronic Materials, Inc. (“MEMC”), entered into a joint venture agreement (the “Joint Venture Agreement”) with Samsung Fine Chemicals Co. Ltd., a company organized under the laws of Korea (“SFC”), reflecting the parties’ agreement to form a joint venture company (the “JVC”) in Korea.  The JVC will produce high purity polysilicon in Ulsan, South Korea.

At the closing (the “Closing”), which is subject to customary conditions including the receipt of governmental approvals, each of SFC and MEMC will hold a 50% ownership interest in the JVC. Each of MEMC and SFC will be prohibited from transferring any of the JVC shares held by them, except to their respective affiliates, for a period of five years from the closing.

The Joint Venture Agreement provides for both equity and debt financing components. The parties will contribute some funds at Closing and will contribute additional amounts over time so that the total cash contributions made by each party is approximately $175 million in the aggregate. The JVC has the responsibility to secure additional funds required for the construction of the initial Plant through debt financing.

Under the terms of the Joint Venture Agreement, the JVC will have a six-person board of directors, with each of MEMC and SFC having the right to nominate three director representatives, each for a three-year term. SFC will also have the right to nominate the Chief Executive Officer and Vice President of Human Resources and MEMC will have the right to nominate the Chief Financial Officer and Chief Technology Officer of the JVC. Certain actions of the JVC require simple majority approval, and certain other fundamental actions will require consent of at least 2/3 of the JVC shares outstanding. In addition, the Joint Venture Agreement provides a mechanism for resolving any “deadlock”, and specified remedies upon any events of default arising from, among other things, material breaches of the Joint Venture Agreement.

During the term of the Joint Venture Agreement, MEMC and SFC have each granted the other party a right of first refusal to participate in the establishment of any additional polysilicon manufacturing plant planned by either party in Korea.

The Joint Venture Agreement continues until the JVC is terminated. If the Closing does not occur by April 30, 2011, either party may terminate the Joint Venture Agreement.

  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: February 21, 2011	By:	/s/ Bradley D. Kohn
Name: Bradley D. Kohn
Title: Senior Vice President, General Counsel and Corporate Secretary